                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
                                       [_] CONFIDENTIAL, FOR USE OF THE
                                           COMMISSION ONLY
[_] Preliminary Proxy Statement            (AS PERMITTED BY RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                       IMPERIAL CREDIT INDUSTRIES, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      N/A
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:
  (2) Aggregate number of securities to which transaction applies:
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  (4) Proposed maximum aggregate value of transaction:
  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
  (2) Form, Schedule or Registration Statement No.:
  (3) Filing Party:
  (4) Date Filed:

                  [LOGO OF IMPERIAL CREDIT INDUSTRIES, INC.]

                       IMPERIAL CREDIT INDUSTRIES, INC.

                           23550 HAWTHORNE BOULEVARD
                             BUILDING 1, SUITE 110
                          TORRANCE, CALIFORNIA 90505

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of Shareholders of IMPERIAL CREDIT INDUSTRIES, INC., a California corporation (the "Company"), will be held at the Marriott Hotel, 3635 Fashion Way, Torrance, California 90503, on June 24, 1998, at 10:00 a.m. Pacific Time.

  The Annual Meeting of Shareholders of the Company is being held for the following purposes:

  1. To elect a Board of Directors to serve for the ensuing year.

  2. To consider and act upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent accountants of the Company for the year ending December 31, 1998.

  3. To approve the Executive Performance Compensation Plan.

  4. To transact such other business as may properly come before the Meeting or any adjournments thereof.

  Only holders of Common Stock of record at the close of business on May 26, 1998, will be entitled to vote at the Meeting. A list of shareholders of record will be available at the meeting and for ten days prior to the meeting at the Company's address above.

  Your proxy is enclosed. You are cordially invited to attend the Meeting, but if you do not expect to attend, or if you plan to attend but desire the proxyholders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy promptly to avoid the expense of additional proxy solicitation.

Dated: June 1, 1998

                                          For the Board of Directors,

                                          /s/ Irwin L. Gubman

                                          Irwin L. Gubman

                  [LOGO OF IMPERIAL CREDIT INDUSTRIES, INC.]

                               ----------------
                                PROXY STATEMENT
                               ----------------

                 FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                   JUNE 24, 1998, AT 10:00 A.M. PACIFIC TIME

  Your proxy is solicited on behalf of the Board of Directors of Imperial Credit Industries, Inc. (the "Company" or "ICII") for use at the Annual Meeting of Shareholders to be held on the above date and time at the Marriott Hotel, located at 3635 Fashion Way, Torrance, California 90503. The approximate mailing date for this proxy statement and the enclosed proxy is June 1, 1998. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares will be voted for the election of the eight nominees for Director named herein, for the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the year ending December 31, 1998, and for approval of the Executive Performance Compensation Plan. Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by giving another proxy bearing a later date, or by attending and voting in person at the Meeting.

  The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of Common Stock of the Company.

  The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission (the "Commission"), and the Company's Annual Report to Shareholders are included with this solicitation. Additional copies are available without charge to any shareholder upon request.

  Holders of Common Stock of record at the close of business on May 26, 1998
will be entitled to vote at the Meeting. There were              shares of
Common Stock outstanding at that date. Each share is entitled to one vote and a majority of the shares of Common Stock outstanding is necessary to constitute a quorum for the Meeting. Shareholders have cumulative voting rights in the election of Directors. Under the cumulative voting method, a shareholder may multiply the number of shares owned by the number of Directors to be elected and cast this total number of votes for any one candidate or distribute the total number of votes in any proportion among as many candidates as the shareholder desires. A shareholder may not cumulate his or her votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and unless a shareholder has given notice at the Meeting prior to the voting of his or her intention to cumulate his or her votes. If any shareholder gives such notice, then all shareholders may then cumulate their votes.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The Company's Directors are elected annually to serve until the next annual meeting of shareholders and thereafter until their successors are elected. The Company's by-laws currently provide for a variable Board of Directors with a range of between five and nine members, with the number currently set at eight. No proxy will be voted for more than eight nominees for Director.

  Unless otherwise directed by shareholders, the proxyholders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitute the Company's Board of Directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a Director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

RECOMMENDATION OF BOARD OF DIRECTORS

  The Board of Directors recommends a vote for the nominees for Director.

INFORMATION CONCERNING NOMINEES

  Information concerning the nominees based on data furnished by them is set forth below.

                   NAME                        AGE               POSITION WITH COMPANY
                   ----                        ---               ---------------------
H. Wayne Snavely...........................     57     Chairman of the Board, President and
                                                        Chief Executive Officer
Kevin E. Villani...........................     50     Executive Vice President, Chief Financial
                                                        Officer and a Director
Stephen J. Shugerman.......................     51     President of Southern Pacific Bank
                                                        ("SPB") and a Director
G. Louis Graziadio, III(1).................     48     Director
James Clayburn LaForce, Jr.(1)(2)..........     68     Director
Perry A. Lerner(1)(2)......................     55     Director
Robert S. Muehlenbeck(1)...................     50     Director
Joseph R. Tomkinson........................     50     Director

--------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

  H. WAYNE SNAVELY has been Chairman of the Board and Chief Executive Officer of the Company since December 1991 and President since February 1996. Mr. Snavely served as a director of Imperial Bank from 1975 to 1983 and from 1993 to January 1998. From 1986 to February 1992, Mr. Snavely served as Executive Vice President of Imperial Bancorp and Imperial Bank Mortgage, SPB, Imperial Trust Company, Wm. Mason & Company, Imperial Ventures, Inc., and The Lewis Horwitz Organization. From 1983 through 1986, Mr. Snavely was employed as Chief Financial Officer of Imperial Bancorp and Imperial Bank. Mr. Snavely is Chairman of the Board of Southern Pacific Funding Corporation ("SPFC"), Franchise Mortgage Acceptance Company ("FMAC"), IMPAC Mortgage Holdings, Inc. ("IMH"), and Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC") and a director of Imperial Financial Group, Inc. ("IFG").

  KEVIN E. VILLANI has been the Executive Vice President and Chief Financial Officer of the Company since September 1995 and a Director since June 1997. Mr. Villani is Vice-Chairman of the Board of ICCMIC. Mr. Villani joined the University of Southern California as the Wells Fargo Visiting Professor of Finance in 1990 and remained on the full-time faculty through 1997. From 1985 to 1990, he was the Executive Vice President and Chief Financial Officer for Imperial Corporation of America. From 1982 to 1985, Mr. Villani served in various capacities at the Federal Home Loan Mortgage Corporation, including Chief Economist and Chief Financial Officer. From 1975 to 1982, he served as the Financial Economist, The Director for the Division of Housing Finance Analysis and The Deputy Assistant Secretary for the Office of Economic Affairs and Chief Economist for the Department of Housing and Urban Development. From 1990 through 1995, Mr. Villani also served as a full-time consulting economist at the World Bank and International Finance Corporation.

  STEPHEN J. SHUGERMAN has been President of SPB since June 1987 and has been a Director of the Company since December 1991. From June 1985 to May 1987, Mr. Shugerman was President of ATI Thrift & Loan Association, a privately owned thrift and loan association, and, from 1979 to 1985, he was Senior Vice President of Imperial Thrift and Loan Association, a former subsidiary of Imperial Bank. Mr. Shugerman recently served as President of the California Association of Thrift & Loan Companies. Mr. Shugerman is a director of SPFC.

  G. LOUIS GRAZIADIO, III has been a Director of the Company since February 1992. Mr. Graziadio has been Chairman of the Board and Chief Executive Officer of Ginarra Holdings, Inc. (as well as predecessor and affiliated companies) since 1979. Ginarra Holdings, Inc. is a privately held California corporation engaged in a wide range of investment activities. Mr. Graziadio has been actively involved, since 1972, in real estate development, construction and home building. Mr. Graziadio is a director of FMAC, Imperial Bancorp and Imperial Trust Company, an indirect subsidiary of Imperial Bancorp. He serves as Co-Chairman of IFG.

  JAMES CLAYBURN LAFORCE, JR. has been a Director of the Company since May 1992. From July 1978 to July 1993, Mr. LaForce was the Dean of The Anderson School, University of California at Los Angeles. In addition, Mr. LaForce was appointed in January 1991 to the position of Acting Dean of the Hong Kong University of Science and Technology, Hong Kong. He also is a director of Rockwell International, Eli Lilly & Co., Inc., Timken Co., Motorcargo Industries, Blackrock Funds, Payden & Rygel Funds, and Provident Investment Counsel.

  PERRY A. LERNER has been a Director of the Company since May 1992. He has been a principal in his investment firm of Crown Capital Group, Inc., since 1996. Mr. Lerner was with the law firm of O'Melveny & Myers from 1982 to 1997, having been a partner with the firm since 1984. Mr. Lerner was an Attorney-Advisor of the International Tax Counsel of the United States Treasury Department from 1973 to 1976. Mr. Lerner is a Director of FMAC and IFG.

  ROBERT S. MUEHLENBECK has been a Director of the Company since December 1991. Mr. Muehlenbeck is also an Executive Vice President of Imperial Bank. Mr. Muehlenbeck was formerly the President of Seaborg, Incorporated and has been involved in commercial and residential real estate development and finance activities.

  JOSEPH R. TOMKINSON has been a Director of the Company since December 1991. Mr. Tomkinson has been the Vice Chairman of the Board and Chief Executive Officer of IMPAC Mortgage Holdings, Inc. ("IMH"), a residential REIT, since August 1995. Mr. Tomkinson served as President of the Company from January 1992 to February 1996. From 1986 to January 1992, he was President of Imperial Bank Mortgage, a subsidiary of Imperial Bank, one of the companies combined to become ICII in 1992. From 1984 to 1986, he was employed as Executive Vice President of Loan Production for American Mortgage Network, a privately owned mortgage bank. Mr. Tomkinson is also the Chairman and Chief Executive Officer of Impac Commercial Holdings, Inc., a commercial REIT, and a director of BNC Mortgage, Inc., a residential real estate lending company

  Directors of the Company hold office until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier resignation or removal. All officers are appointed by and serve at the discretion of the Board of Directors, subject to employment agreements, where applicable. There are no family relationships between any directors or officers of the Company. George L. Graziadio, Jr., the President, Chief Executive Officer and the Chairman of the board of directors of Imperial Bancorp, is the father of Director G. Louis Graziadio, III. The Graziadios and related entities are significant shareholders of Imperial Bancorp; George L. Graziadio, Jr. is Chairman and G. Louis Graziadio, III is Co-Chairman of Imperial Financial Group, Inc. ("IFG").

  Directors who are not employees of the Company receive a fee of $20,000 per year plus $500 per meeting attended. In addition, non-employee Directors annually receive options (at the then current fair market value) to acquire 10,000 shares of the Company's Common Stock, exercisable after one year. Non-employee Directors who are members of the Compensation and Audit Committees receive a fee of $500 for each committee meeting attended, if such meeting is held on a date other than a Board meeting date.

COMMITTEES AND ATTENDANCE AT BOARD MEETINGS

  Thirteen (13) meetings of the Board of Directors were held in fiscal 1997. Each Director attended at least 75% of the aggregate of all meetings held by
(i) the Board of Directors and (ii) those committees of the Board of Directors on which such Director served.

  The Audit Committee, which meets with and reviews the scope and findings of audit activities performed by the Company's internal auditors and independent accountants, met four (4) times during 1997, and the Compensation Committee met two times during 1997. The Board of Directors currently has no Nominating Committee.

EXECUTIVE COMPENSATION

  The following table provides information concerning the cash and non-cash compensation earned and received by the Company's Chief Executive Officer and its four most highly compensated executive officers (the "Named Executive Officers") whose salary and bonus during the fiscal year ended December 31, 1997 exceeded $100,000:

                          SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                 ANNUAL COMPENSATION                  COMPENSATION
                               ------------------------                  AWARDS
                               FISCAL                   OTHER ANNUAL    OPTIONS
 NAME AND PRINCIPAL POSITION    YEAR   SALARY   BONUS   COMPENSATION    GRANTED
 ---------------------------   ------ -------- -------- ------------  ------------
 H. Wayne Snavely............   1997  $450,000 $700,000   $29,082(1)        --
 President, Chief Executive..   1996   300,000  700,000    28,564(1)    400,000(2)
 Officer and Chairman........   1995   300,000  252,603    32,960(1)        --
 Kevin E. Villani............   1997   300,000  266,666    17,082(3)     50,000(2)
 Executive Vice President
  and........................   1996   200,000  200,000    12,986(3)     84,000(2)
 Chief Financial Officer.....   1995    59,103   25,000     2,295(3)     66,000(2)
 Stephen J. Shugerman........   1997   250,000  501,000    21,882(4)        --
 President of SPB............   1996   200,000  400,000    20,963(4)    100,000(2)
                                1995   200,000  166,027    16,372(4)        --
 Irwin L. Gubman.............   1997   200,000  200,000    16,852(5)     70,000(2)
 General Counsel and.........   1996    50,000   30,000       750(5)     30,000(2)
 Secretary...................   1995       --       --        --            --
 Joseph Parise...............   1997   141,667  175,000     2,911(6)     40,000(2)
 Managing Director of........   1996    45,032   26,000       --         20,000(2)
 Capital Markets.............   1995       --       --        --            --

--------
(1) In 1997, 1996 and 1995, consists of (i) a car allowance paid by the Company of $18,000, $18,000 and $18,000, respectively, and (ii) aggregate contributions paid by the Company of $11,082, $10,564 and $14,960 respectively, under employee benefit plans.

(2) See "--Stock Option Plans" for details regarding the terms of such options.

(3) In 1997, 1996 and 1995, consists of (i) a car allowance paid by the Company of $6,000, $6,000 and $1,773, respectively, and (ii) aggregate contributions paid by the Company of $11,082, $6,986, and $522, respectively, under employee benefit plans.

(4) In 1997, 1996 and 1995, consists of (i) a car allowance paid by the Company of $10,800, $10,800, and $10,800, respectively, and (ii) aggregate contributions paid by the Company of $11,082, $10,163, and $5,572, respectively.

(5) In 1997 and 1996, consists of (i) a car allowance paid by the Company of $6,000 and $750, respectively, and (ii) aggregate contributions paid by the Company of $10,852 and $0, respectively, under employee benefit plans.

(6) In 1997, consists of aggregate contributions paid by the Company of $2,911 under employee benefit plans.

OPTION GRANTS AND EXERCISES

OPTION GRANTS, EXERCISES AND YEAR END VALUES

                                                                   POTENTIAL REALIZED
                                                                    VALUE AT ASSUMED
                                                                  ANNUAL RATES OF STOCK
                                                                 PRICE APPRECIATION FOR
                          1997   PERCENTAGE EXERCISE                   OPTION TERM
                         OPTIONS  OF TOTAL  PRICE PER EXPIRATION -----------------------
NAME                     GRANTED   GRANTS    OPTION      DATE        5%          10%
----                     ------- ---------- --------- ---------- ----------- -----------
Kevin E. Villani........ 50,000    10.64%    18.625    8/15/02       257,287     568,537
Irwin L. Gubman......... 70,000    14.89%    18.625    8/15/02       360,202     795,952
Joseph Parise........... 40,000     8.51%    18.625    8/15/02       205,830     454,830

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                NUMBER OF
                                                               UNEXERCISED
                                                                 SENIOR
                                               NUMBER OF       MANAGEMENT          VALUE OF ALL
                                              UNEXERCISED      OPTIONS AT          UNEXERCISED
                                            OPTIONS AT FY-       FY-END            IN-THE-MONEY
                          SHARES             END UNDER THE      UNDER THE           OPTIONS AT
                         ACQUIRED             OPTION PLAN      OPTION PLAN      DECEMBER 31, 1997
                            ON      VALUE    EXERCISABLE/     EXERCISABLE/         EXERCISABLE/
NAME                     EXERCISE REALIZED  UNEXERCISABLE(1) UNEXERCISABLE(2)    UNEXERCISABLE(3)
----                     -------- --------- ---------------  ---------------  ----------------------
H. Wayne Snavely........  15,285  $ 269,877 80,000/320,000         917,052    $18,421,949/$2,680,000
Kevin E. Villani........      --         -- 30,000/156,800         -- / --         35,780/ 1,246,849
Stephen J. Shugerman....  76,422  1,368,435 20,000/ 80,000    158,524 / --        3,164,035/ 545,000
Irwin L. Gubman.........      --         --  6,000/ 94,000         -- / --           24,375/ 228,750
Joseph R. Parise........      --         --  4,000/ 56,000         -- / --           20,250/ 156,000

--------
(1) For a description of the terms of such options, see "--Stock Option Plans--1992 Stock Option Plan."

(2) For a description of the terms of such options, see "--Senior Management Stock Options."

(3) Based on a price per share of $21.00, which was the price of a share of Common Stock as quoted on the Nasdaq National Market at the close of business on December 31, 1997

SENIOR MANAGEMENT STOCK OPTIONS

  Effective January 1992, members of senior management of the Company received ten year options to purchase shares of the Company's common stock (the "Common Stock"). Such options are not covered by the Company's option plans described below. The exercise price of these options is $0.88 per share for one-half of the options, with the other half exercisable at $1.40 per share. These options are currently exercisable. H. Wayne Snavely, Joseph R. Tomkinson, and Stephen
J. Shugerman were granted 917,053, 917,053 and 458,526 of such options, respectively.

  In April 1996, Mr. Tomkinson sold 750,000 shares of Common Stock he acquired under the option agreement described above. In November 1996, Mr. Shugerman sold 300,000 shares of Common Stock he acquired under the option agreement described above.

  The Company recognizes compensation expense with respect to the senior management stock options because they were granted at less than the estimated market value of the Company's Common Stock. The total compensation expense was $2.2 million, all of which was recognized as of December 31, 1996.

STOCK OPTION PLANS

 1992 STOCK OPTION PLAN

  A total of 2,292,632 shares of the Company's Common Stock has been reserved for issuance under the Company's 1992 Incentive Stock Option and Nonstatutory Stock Option Plan (the "1992 Stock Option Plan"), which expires by its own terms in 2002. A total of 1,082,493 options were outstanding at December 31, 1997.

  The 1992 Stock Option Plan provides for the grant of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("NQSOs") to employees, officers, directors and consultants of the Company. Incentive stock options may be granted only to employees. The 1992 Stock Option Plan is administered by the Board of Directors or a committee appointed by the Board, which determines the terms of options granted, including the exercise price, the number of shares subject to the option, and the option's exercisability.

  The exercise price of all options granted under the 1992 Stock Option Plan must be at least equal to the fair market value of such shares on the date of grant. The maximum term of options granted under the 1992 Stock Option Plan is 10 years. With respect to any participant who owns stock representing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any option must be at least equal to 110% of the fair market value on the date of grant.

 1996 STOCK OPTION PLAN

  The Company has adopted the 1996 Stock Option, Deferred Stock and Restricted Stock Plan (the "1996 Stock Option Plan"), which provides for the grant of ISOs that meet the requirements of Section 422 of the Code, NQSOs and awards consisting of deferred stock, restricted stock, stock appreciation rights and limited stock appreciation rights ("Awards"). The 1996 Stock Option Plan is administered by a committee of Directors appointed by the Board of Directors (the "Committee"). ISOs may be granted to the officers and key employees of the Company or any of its subsidiaries. The exercise price for any option granted under the 1996 Stock Option Plan may not be less than 100% (110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding Common Stock) of the fair market value of the shares of Common Stock at the time the option is granted. The purpose of the 1996 Stock Option Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects the Company. The effective date of the 1996 Stock Option Plan was June 21, 1996. A total of 3,000,000 shares of the Company's Common Stock has been reserved for issuance under the 1996 Stock Option Plan and a total of 1,453,200 options were outstanding at December 31, 1997.

  If an option granted under the 1996 Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the 1996 Stock Option Plan.

  Unless previously terminated by the Board of Directors, no options or Awards may be granted under the 1996 Stock Option Plan after June 21, 2006.

  Options granted under the 1996 Stock Option Plan will become exercisable upon the terms of the grant made by the Committee. Awards will be subject to the terms and restrictions of the Award made by the Committee. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted and in the case of options, whether it is intended to be an ISO or a NQSO.

  Under current law, ISOs may not be granted to any individual who is not also an officer or employee of the Company or any subsidiary.

  Each option must terminate no more than 10 years from the date it is granted (or five years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of the Company's outstanding Common Stock). Options may be granted on terms providing for exercise in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option, as determined by the Committee.

  The exercise price of any option granted under the 1996 Stock Option Plan is payable in full (i) in cash, (ii) by surrender of shares of the Company's Common Stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an Award under the 1996 Stock Option Plan, (iii) by cancellation of indebtedness owed by the Company to the optionholder, or (iv) by any combination of the foregoing.

  The Board of Directors may from time to time revise or amend the 1996 Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding options or Award without such participant's consent or may, without shareholder approval, increase the number of shares subject to the 1996 Stock Option Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or Awards under the 1996 Stock Option Plan, materially increase the benefits accruing to participants under the 1996 Stock Option Plan or extend the maximum option term under the 1996 Stock Option Plan.

EMPLOYMENT AGREEMENTS

  As of January 1, 1997, Mr. Snavely entered into a five-year employment agreement at an annual base salary of $450,000, subject to adjustment, plus an annual bonus based on attainment of performance objectives. (See "PROPOSAL NO. 3") As of January 1, 1998, Mr. Snavely's base salary was increased to $500,000. Mr. Snavely's total cash compensation may not exceed $1.9 million for 1998, and his total compensation may not exceed $2.6 million for the year, including a performance-based grant of options having a fair market value on the date of issuance of up to $700,000.

  As of January 1, 1997, Mr. Villani entered into a five-year employment agreement at an annual base salary of $300,000, subject to adjustment, plus an annual bonus based on attainment of performance objectives. (See "PROPOSAL NO. 3") As of January 1, 1998, Mr. Villani's base salary was increased to $350,000. Mr. Villani's total cash compensation may not exceed $1,080,000 for 1998, and his total compensation may not exceed $1,310,000 annually, including a performance-based grant of options having a fair market value on the date of issuance of up to $230,000.

  As of January 1, 1997, Mr. Shugerman entered into a five-year employment agreement at an annual base salary of $250,000, subject to adjustment, plus an annual bonus based on attainment of performance objectives, including the Company's earnings per share and certain qualitative objectives with respect to the performance of Southern Pacific Bank. As of January 1, 1998, Mr. Shugerman's total cash compensation may not exceed $700,000 annually, and his total compensation may not exceed $880,000 annually, including a performance-based grant of options having a fair market value on the date of issuance of up to $180,000.

  Pursuant to the employment agreements with Messrs. Snavely, Villani and Shugerman, they are each entitled to receive compensation following their termination, as follows: (i) with cause: base salary shall be paid through the date on which termination occurs, or (ii) without cause (or for "good reason" as defined in the employment agreement), base salary shall be paid through the date of termination together with the pro-rata portion of any cash bonus award the employee would be entitled to receive at year end and a severance amount equal to base salary reduced by the employee's projected primary social security benefit. The severance amount shall be further reduced if the executive becomes employed by another company or becomes an independent contractor of another company and shall be eliminated entirely if such other company is determined by the Board of Directors to compete with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee consists of Director Muehlenbeck as Chairman, and Directors Graziadio, Lerner and LaForce. Mr. Muehlenbeck is an Executive Vice President of Imperial Bank. Mr. Graziadio is a Director of Imperial Bancorp and the Co-Chairman of Imperial Financial Group, Inc.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee sets and administers the policies governing the Company's compensation program, including incentive and stock option plans. The Company participates in studies and surveys of compensation practices for comparable companies in the Company's industry. The Committee considers these studies and surveys in determining base salary, bonus and long-term stock-based compensation. The Committee discusses and considers executive compensation matters and makes its decisions subject to review by the Company's Board of Directors.

  The Company's compensation policies are structured to link the compensation of the Chief Executive Officer, Chief Financial Officer and other executives of the Company and its subsidiaries with corporate performance. Through the establishment of annual and long-term compensation programs, the Company has aligned the financial interests of its executives with the results of the Company's performance, which is designed to put the Company in a competitive position regarding executive compensation and to help ensure corporate performance, which will enhance shareholder value.

  The Company's executive compensation philosophy is to set base salary at a conservative market rate and then to provide performance-based variable compensation which allows total compensation to fluctuate according to the Company's earnings as well as value received by shareholders. Targeted levels of total executive compensation are set at levels that the Committee believes to be consistent with others in the Company's industry, with such compensation increasingly weighted towards programs contingent upon the Company's level of annual and long-term performance. As a result, the Named Executive Officers' actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance.

  Section 162(m) of the Internal Revenue Code limits the Company's tax deduction for compensation paid to any one of the Chief Executive Officer and the four most highly compensated executive officers in excess of $1,000,000, unless such compensation was based upon attainment of pre-established, objective performance goals, the Compensation Committee consists only of "outside directors" as defined for purposes of Section 162(m), and such performance-based compensation has been approved by shareholders. (See "PROPOSAL NO. 3") All of the members of the Compensation Committee qualify as "outside directors." The Committee will review the Company's existing compensation program to determine the deductibility of future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to the Company's existing compensation program that will enable the Company to continue to attract and retain key individuals while optimizing the deductibility to the Company of amounts paid as compensation.

  The Committee believes that its overall executive compensation program has been successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group, which will create added shareholder value.

                                          COMPENSATION COMMITTEE:
                                          Robert S. Muehlenbeck
                                          G. Louis Graziadio, III
                                          Perry A. Lerner
                                          James Clayburn LaForce, Jr.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a graph comparing the cumulative total shareholder returns on the Company's Common Stock, the S&P 500 Stock Index, and an index of companies engaged in the Company's current business focus (Specialty Finance Lending) for the period from January 1, 1993 through December 31, 1997. The Specialty Finance Lending Index includes: AMRESCO, Inc., Conti Financial, The Finova Group, Inc., Green Tree Financial Corp., Imperial Credit Industries, Inc., and The Money Store, Inc.

  The graph assumes $100 invested on January 1, 1993 in the Company's Common Stock, the S&P 500 Stock Index, and the Specialty Finance Company Index.



                    COMPARISON OF CUMULATIVE TOTAL RETURN
                   OF COMPANY, PEER GROUP AND BROAD MARKET

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           IMPERIAL CREDIT
(Fiscal Year Covered)        IND INC             PEER GROUP   BROAD MARKET
---------------------        ---------------     ----------   ------------
1992                         $100                $100         $100
1993                         $ 84.23             $162.23      $110.08
1994                         $ 58.44             $193.62      $111.54
1995                         $224.21             $362.90      $153.45
1996                         $476.30             $559.44      $188.69
1997                         $464.96             $188.69      $251.64

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of May 1, 1998, by (i) each Director of the Company, (ii) each Named Executive Officer,
(iii) each person who is known to the Company to own beneficially more than 5% of the Common Stock, and (iv) all Directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                       NUMBER
                                                     OF SHARES
                                                    BENEFICIALLY   % OF TOTAL
      BENEFICIAL OWNER(1)                              OWNED     OUTSTANDING(2)
      -------------------                           ------------ --------------
     Imperial Bank(3)..............................  8,938,553        22.1%
     Wellington Management Co.(4)..................  4,558,540        11.3
     Keefe Managers, Inc.(4).......................  2,233,900         5.5
     Maverick Capital Ltd.(4)......................  2,000,000         5.0
     H. Wayne Snavely(5)...........................  1,396,281         3.5
     Stephen J. Shugerman(6).......................    258,768           *
     G. Louis Graziadio, III(7)....................    133,518           *
     Joseph R. Tomkinson(8)........................     73,474           *
     Perry A. Lerner(9)............................     79,722           *
     Robert S. Muehlenbeck(10).....................     77,792           *
     J. Clayburn LaForce(11).......................     48,422           *
     Kevin E. Villani(12)..........................     40,000           *
     Paul B. Lasiter(13)...........................     36,745           *
     Irwin L. Gubman(14)...........................     10,000           *
     Joseph R. Parise(15)..........................      4,000           *
     All Directors and Officers as a Group (11)
      persons (16).................................  2,158,722         5.3%

--------
  *  Less than 1%.

 (1) Each of such persons may be reached through the Company at 23550 Hawthorne Boulevard, Building One, Suite 110, Torrance, California 90505, telephone (310) 791-8020.

 (2) Percentage ownership is based on 40,343,055 shares of Common Stock outstanding as of May 1, 1998.

 (3) Imperial Bank, headquartered in Los Angeles, California, is a California chartered bank whose deposits are insured by the FDIC. The address of Imperial Bank is 9920 La Cienega Boulevard, Inglewood, California 90301.

 (4) Based upon a Schedule 13G filed with the Company reflecting beneficial ownership as of February 28, 1998. The shares are owned by various investment advisory clients of Wellington Management Company (or of Wellington Trust Company, National Association, WMC's wholly-owned subsidiary), Keefe Managers, Inc. and Maverick Capital Ltd., which is deemed a beneficial owner of the shares only by virtue of the direct or indirect investment and/or voting discretion they possess pursuant to the provisions of investment advisory agreements with such clients.(5)

 (5) Includes 1,037,052 shares subject to stock options exercisable within 60 days of May 1, 1998.

 (6) Includes 178,524 shares subject to stock options exercisable within 60 days of May 1, 1998.

 (7) Includes 119,422 shares subject to stock options exercisable within 60 days of May 1, 1998.

 (8) Includes 10,000 shares subject to stock options exercisable within 60 days of May 1, 1998. Mr. Tomkinson resigned as an officer of the Company in February 1996 but remains a director.

 (9) Includes 76,422 shares subject to stock options exercisable within 60 days of May 1, 1998.

(10) Includes 70,022 shares subject to stock options exercisable within 60 days of May 1, 1998.

(11) Includes 48,422 shares subject to stock options exercisable within 60 days of May 1, 1998.

(12) Includes 40,000 shares subject to stock options exercisable within 60 days of May 1, 1998.

(13) Includes 11,300 shares subject to stock options exercisable within 60 days of May 1 1998.

(14) Includes 6,000 shares subject to stock options exercisable within 60 days of May 1, 1998.

(15) Includes 4,000 shares subject to stock options exercisable within 60 days of May 1, 1998.

(16) Includes 1,601,164 shares subject to stock options exercisable within 60 days of May 1, 1998.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Officers, Directors and persons owning more than 10% of the Company's equity securities are required, under Section 16(a) of the Securities Exchange Act of 1934, to file reports of and changes in such ownership with the SEC and to furnish the Company with copies of all forms they file. Based on the Company's review of the copies of such forms it has received and review of other available data, the Company believes that, during 1997, its officers and Directors complied with Section 16(a) filing requirements, except for transactions reportable on Form 4 for Mr. La Force for September 1997 and for Mr. Muehlenbeck for February 1997, and in each case such forms were filed within one month after the respective filing deadline.

                CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

PRINCIPAL SHAREHOLDER; LIMITATIONS ON INVESTMENT; CONFLICTS OF INTEREST

  At December 31, 1997, Imperial Bank owned 8,938,553 shares of Common Stock, or 23.0% of the Company. Imperial Bancorp ("Bancorp") is the owner of all of the outstanding capital stock of Imperial Bank.

  The Federal Reserve Board has advised Bancorp that it considers the retention by the Bank of its shares of ICII stock to be in violation of the Bank Holders Company Act. This position is apparently a consequence of the Federal Reserve Board's view that ICII is engaged in activities which are not determined by regulation to be a closely related activity and that Bancorp did not file or obtain a notice or approval to engage such activities in accordance with Regulation Y.

  In addition, Section 24 of the Federal Deposit Insurance Act (the "FDIA") limits the investments of state-chartered banks, such as the Bank, to investments which are permitted investments for national banks or are otherwise permitted under Section 24. On June 10, 1996, the Bank filed an application for approval of retention of its ownership of ICII stock. The Bank has submitted additional information to the Federal Deposit Insurance Corporation (the "FDIC") in response to FDIC requests. Subsequently, the Bank has advised the FDIC of its intention to contribute all of the common stock owned by the Bank to IFG, which is currently a wholly-owned subsidiary of the Bank (the "Contribution"). No action has been taken by the FDIC on the application in contemplation of consummation of the Contribution.

  Due to the perceived existence of significant issues as to whether approval by the Federal Reserve Board of an application to retain Bancorp's ownership in ICII or approval of the FDIC of the application to retain the Bank's ownership in ICII would be forthcoming, the Bancorp Board has determined no to seek Federal Reserve approval at this time of its ownership in ICII stock, but rather to address these regulatory concerns through the Contribution.

  Because Imperial Bank owns less than 50% of the outstanding shares of the Company and the Company is operated as a company independent of Imperial Bank, Bancorp, and IFG the Company believes that, in the event of an insolvency, bankruptcy or receivership proceeding involving Imperial Bank, Bancorp, or IFG, a court, exercising reasonable judgment after full consideration of all relevant factors, would not order the substantive consolidation of the assets and liabilities of the Company with either of these entities.

  In February 1997, the board of directors of Bancorp approved a plan to spin off a portion of its specialty lending and finance business, including Imperial Bank's common stock interest in ICII, to IFG.

  One Director of the Company also serves on the board of directors of Imperial Bancorp. Three Directors of the Company also serve on the board of directors of IFG. See "Election of Directors--Information Concerning Nominees."

PAYMENT AND TERMINATION AGREEMENT

  On January 1, 1992, Mr. Tomkinson entered into a five-year employment agreement at an annual salary of $200,000, subject to adjustment for inflation, plus an annual bonus to be paid out of a "bonus pool" in an amount determined by the Board of Directors, but in no event to exceed his base salary. Effective July 1, 1994, Mr. Tomkinson's employment agreement was amended to reflect an annual salary of $300,000, plus a bonus based on 1.0% of the Company's pre-tax profits in excess of $10.0 million and the attainment of defined Company goals. Mr. Tomkinson's total compensation did not exceed $750,000 annually. Mr. Tomkinson resigned as an officer of the Company in February 1996.

  In February 1996, the Company entered into a Payment and Termination Agreement with Mr. Tomkinson. Under the terms of this agreement, Mr. Tomkinson received, as settlement for termination of Mr. Tomkinson's employment with the Company on November 20, 1995 (the "Termination Date"), the following: (i) the amount by which (A) the aggregate of all compensation Mr. Tomkinson would have been entitled to receive under his employment agreement with the Company from the Termination Date through the original termination date of the employment agreement on December 31, 1996, exceeds (B) the aggregate Mr. Tomkinson was entitled to receive from IMH under his employment agreement with IMH during such period, (ii) all accrued but unpaid compensation due Mr. Tomkinson under his employment agreement with the Company through the Termination Date and
(iii) the full and immediate vesting of all stock options held by Mr. Tomkinson covering shares of the capital stock of the Company. Mr. Tomkinson received $28,650 under this agreement.

BANK DEPOSITS

  The Company had deposits (including escrow balances) with SPB which were approximately $3.3 million, $14.7 million, and $4.5 million at March 31, 1998, December 31, 1997 and 1996, respectively.

BORROWING ARRANGEMENTS

  In October 1995, Imperial Bank extended ICII a $10.0 million revolving line of credit bearing interest at the prime rate (8.50% at December 31, 1995). All amounts outstanding under this line were repaid in May 1996.

  Additional or modified arrangements and transactions may be entered into by the Company, Imperial Bank, and their respective subsidiaries, after the date hereof. Any such future arrangements and transactions will be determined through negotiation between the Company and Imperial Bank, and it is possible that conflicts of interest will be involved. The Audit Committee of the Board of Directors of the Company, consisting of directors independent of both management and Imperial Bank, must independently approve all transactions by and between the Company and Imperial Bank.

RELATIONSHIPS WITH SPFC

 THE CONTRIBUTION TRANSACTION

  In October 1994, ICII incorporated Southern Pacific Funding Corporation ("SPFC") as part of a strategic decision to form a separate subsidiary through which to operate SPB's residential lending division. To further this strategy, in December 1994, ICII made a capital contribution of $250,000 to SPFC in exchange for 100% of its outstanding capital stock, and in April 1995, ICII caused SPB to contribute to SPFC certain customer lists of SPB's residential lending division relating to the ongoing operations of such division. In addition, in April 1996 all employees of SPB's residential lending division became employees of SPFC. SPB retained all other assets and all liabilities related to the contributed operations including all residual interests generated in connection with securitizations effected by SPB's residential lending division.

 ARRANGEMENTS WITH ICII AND ITS AFFILIATES

  The Company and SPFC have entered into agreements for the purpose of defining their ongoing relationship. The agreements have been developed in the context of a parent/subsidiary relationship and therefore are not the result of arm's length negotiations between independent parties. It is the intention of the Company and SPFC that such agreements and the transactions provided for therein, taken as a whole, are fair to both parties, while continuing certain mutually beneficial arrangements. However, there can be no assurance that each of such agreements, or the transactions provided for therein, have been effected on terms at least as favorable to the Company or to SPFC as could have been obtained from unaffiliated parties.

  Additional or modified arrangements and transactions may be entered into by the Company, SPFC and their respective affiliates. Any such future arrangements and transactions will be determined through negotiations between the Company and SPFC, and it is possible that conflicts of interest will develop.

  The unaffiliated directors of SPFC, consisting of directors independent of the Company and SPFC, must independently approve all transactions between the Company and SPFC.

  The following is a summary of certain arrangements and transactions between the Company and SPFC.

 Tax Agreement

  The Company entered into an agreement (the "SPFC Tax Agreement") with SPFC for the purposes of (i) providing for filing certain tax returns, (ii) allocating certain tax liability and (iii) establishing procedures for certain audits and contests of tax liabilities.

  Under the SPFC Tax Agreement, ICII agreed to indemnify and hold SPFC harmless from any tax liability attributable to periods ending on or before June 1996 in excess of such taxes as SPFC has already paid or provided for. For periods ending after June 1996, SPFC will pay its tax liability directly to the appropriate taxing authorities. To the extent that (i) there are audit adjustments that result in a tax detriment to SPFC or (ii) SPFC incurs losses that are carried back to an earlier period and such adjustment described in
(i) or loss described in (ii) results in a tax benefit to ICII or its affiliates, then ICII will pay to SPFC an amount equal to the tax benefit as that benefit is realized. ICII also agreed to indemnify SPFC for any liability arising out of the filing of federal consolidated returns by ICII or any return filed with any state or local taxing authority. To the extent there are audit adjustments that result in any tax detriment to ICII or any of its affiliates with respect to any period ending on or before June 1996 and, as a result thereof, SPFC for any taxable period after June 1996 realizes a tax benefit, then SPFC shall pay to ICII the amount of such benefit at such time or times as SPFC actually realizes such benefit.

  ICII generally will control audits and administrative and judicial proceedings with respect to periods ending on or before June 1996, although ICII cannot compromise or settle any issue that increases SPFC's liability without first obtaining the consent of SPFC. SPFC generally controls all other audits and administrative and judicial proceedings.

 Services Provided by ICII

  SPFC has been historically allocated expenses of various administrative services provided to it by ICII. The costs of such services were not directly attributable to a specific division or subsidiary and primarily included general corporate overhead, such as accounting and cash management services, human resources and other administrative functions. These expenses were calculated as a pro rata share of certain administrative costs based on relative number of employees and assets and liabilities of the division or subsidiary, which management believed was a reasonable method of allocation. The allocation of expenses for the years ended December 31, 1997 1996 and 1995 were approximately $74,000, $713,000 and $256,000, respectively.

  Effective April 1, 1997, ICII discontinued providing many of the services it previously provided to SPFC. ICII currently provides to SPFC mortgage loan production software and hardware and data communications management.

 Other Arrangements

  From the point of commencement of operations until March 1994, SPB served as the servicer of SPFC's loans. From March 1994 through September 1995, SPFC subcontracted all of its servicing obligations under mortgage loans originated or acquired on a servicing released basis to ICII pursuant to a servicing agreement containing fees and other terms that were comparable to industry standards. In addition, ICII was the servicer of loans securitized by SPFC in 1994 and 1995 under the respective pooling and servicing agreements. Effective May 1, 1996, ICII transferred the servicing for all of SPFC's loans it serviced to Advanta Mortgage Corp. USA ("Advanta") or subcontracted with Advanta to perform such servicing functions.

  In February and March 1996, certain of ICII's residential mortgage origination offices were transferred to SPFC.

  In March 1996, SPFC entered into a $10.0 million revolving credit and term loan agreement with SPB. Advances under this agreement were collateralized by the Company's interest-only and residual certificates (other than those retained by SPB pursuant to the Contribution Transaction) at an interest rate of 2% above LIBOR. In April 1996, the loan was repaid and the agreement was canceled.

  During 1995, SPFC borrowed approximately $1.5 million from ICII, such sum bearing interest at approximately 10.3% per annum. At June 18, 1996 the amount owed to ICII was approximately $17.0 million. As of March 31, 1997, all amounts owed to ICII had been repaid. In July 1997, SPFC borrowed $15.0 from ICII bearing interest at 12.0% per annum. As of August 31, 1997, the $15.0 million owed to ICII had been repaid.

  On July 17, 1997, SPFC borrowed $15 million from ICII due on October 17, 1997 bearing interest at a rate of 12%. SPFC repaid the loan along with $125,000 in interest on August 11, 1997.

  SPFC has entered into a registration rights agreement with ICII, pursuant to which SPFC has agreed to register for sale under the Securities Act in the future all of ICII's remaining shares of SPFC's common stock, subject to certain conditions.

  Lehman Commercial Paper, Inc. ("LCPI") has agreed to make available repurchase lines to SPFC in an amount equal to $200.0 million. LCPI has provided SPFC with these funding capabilities for its mortgage banking operations, where SPFC can close loans in its name. The loan collateral is held by an independent third-party custodian and SPFC has the ability to borrow against that collateral at a percentage of the original principal balance. The rate charged is LIBOR plus 65 basis points. Until the first quarter of 1997, this line was guaranteed by ICII. The line has an expiration date of March 26, 1998. As of December 31, 1997, SPFC had no amounts outstanding with respect to this facility. The guarantee expired on April 1, 1997. ICII does not intend to guarantee any other indebtedness of SPFC.

RELATIONSHIPS WITH IMH

 THE CONTRIBUTION TRANSACTION

  In January 1998, IMH changed its name to Impac Mortgage Holdings, Inc. from Imperial Mortgage Holdings, Inc. On November 20, 1995, the effective date of IMH's initial public stock offering (the "Effective Date"), the Company contributed to ICI Funding Corp. ("ICIFC") certain of the operating assets and certain customer lists of the Company's mortgage conduit operations including all of ICII's mortgage conduit operations' commitments to purchase mortgage loans subject to rate locks from correspondents (having a principal balance of $44.3 million at November 20, 1995), in exchange for shares representing 100% of the common stock and 100% of the outstanding non-voting preferred stock of ICIFC. Simultaneously, on the Effective Date, in exchange for 500,000 shares of IMH common stock, the Company (i) contributed to IMH all of the outstanding non-voting preferred stock of ICIFC, which represented 99% of the economic interest in ICIFC, (ii) caused SPB to contribute to IMH certain of the operating assets and certain customer lists of SPB's warehouse lending division and (iii) executed a non-compete agreement and a right of first refusal agreement, each having a term of two years from the Effective Date. Of the 500,000 shares issued pursuant to the contribution, 450,000 shares were issued to ICII and 50,000 shares were issued to SPB. All of the outstanding shares of common stock of ICIFC were retained by ICII. Lastly, IMH contributed all of the aforementioned operating assets of SPB's warehouse lending operations contributed to it by SPB to Imperial Warehouse Lending Group ("IWLG") in exchange for shares representing 100% of the common stock of IWLG thereby forming it as a wholly owned subsidiary. At November 20, 1995, the net tangible book value of the assets to be contributed pursuant to the contribution was $525,000. The Company and SPB retained all other assets and liabilities related to the contributed operations which at November 20, 1995 consisted mostly of $11.7 million of purchased mortgage servicing rights, $22.4 million of finance receivables and $26.6 million in advances made by the Company and SPB to fund mortgage conduit loan acquisitions and to fund finance receivables, respectively.

 OTHER ARRANGEMENTS AND TRANSACTIONS WITH IMH

  The Company and IMH have entered into agreements for the purpose of defining their ongoing relationships. These agreements have been developed in the context of a parent/subsidiary relationship and therefore are not the result of arm's-length negotiations between independent parties.

  It is the intention of the Company and IMH that such agreements and the transactions provided for therein, taken as a whole, are fair to both parties, while continuing certain mutually beneficial arrangements.

  IMH has entered into a sublease with the Company to lease a portion of its facilities as IMH's executive offices and administrative facilities at an aggregate monthly rental of approximately $39,200. The sublease expires in 1999.

  The following is a summary of certain arrangements and transactions between and the Company and IMH.

 Tax Agreement

  IMH has entered into an agreement (the "IMH Tax Agreement") effective as of the Effective Date with the Company for the purposes of (i) providing for filing certain tax returns, (ii) allocating certain tax liability and (iii) establishing procedures for certain audits and contests of tax liability.

  Under the IMH Tax Agreement, the Company has agreed to indemnify and hold IMH harmless from any tax liability attributable to periods ending on or before November 20, 1995 in excess of such taxes as IMH has already paid or provided for. For periods ending after the November 20, 1995, IMH will pay its tax liability directly to the appropriate taxing authorities. To the extent
(i) there are audit adjustments that result in a tax detriment to IMH or (ii) IMH incurs losses that are carried back to an earlier year and any such adjustment described in (i) or loss described in (ii) results in a tax benefit to ICII or its affiliates, then the Company will pay to IMH an amount equal to the tax benefit as that benefit is realized. ICII will also agree to indemnify IMH for any liability associated with the contribution of the preferred stock of ICIFC and certain operational assets of SPB's warehouse lending division or any liability arising out of the filing of a federal consolidated return by the Company or any return filed with any state or local taxing authority. To the extent there are audit adjustments that result in any tax detriment to the Company or any of its affiliates with respect to any period ending on or before November 20, 1995, and, as a result thereof, IMH for any taxable period after the Effective Date realizes a tax benefit, then IMH shall pay to the Company the amount of such benefit at such time or times as IMH actually realizes such benefit.

  ICII generally controls audits and administrative and judicial proceedings with respect to periods ending on or before the November 20, 1995, although ICII cannot compromise or settle any issue that increases IMH's liability without first obtaining the consent of IMH. IMH generally controls all other audits and administrative and judicial proceedings.

 Services Agreement

  Prior to March 31, 1997, ICIFC was allocated expenses of various administrative services provided by ICII. IWLG was also allocated expenses prior to the contribution transaction referenced above. The costs of such services were not directly attributable to a specific division or subsidiary and primarily included general corporate overhead, such as data processing, accounting and cash management services, human resources and other administrative functions. These expenses were calculated as a pro rata share of certain administrative costs based on relative assets and liabilities of the division or subsidiary, which management believed was a reasonable method of allocation. In connection with IMH's initial public offering in November 1995, IMH and ICII entered into a services agreement (the "IMH Services Agreement") under which ICII provided similar general corporate overhead services to IMH and its affiliates, including ICIFC and IWLG. The Company charged fees for each of the services which it provides under the IMH Services Agreement based upon usage. The IMH Services Agreement expired on December 31, 1996. The allocation of expenses to ICIFC and IWLG and amounts paid to ICII under the IMH Services Agreement for the years ended December 31, 1997, 1996, and 1995 aggregated $67,000, $518,000, and $269,000, respectively.

  Effective December 31, 1997, ICIFC and IMH entered into a services agreement whereby Imperial Credit Advisors, Inc. would provide human resource, data and phone communication services for an agreed upon fee. The initial term of this agreement expires on December 19, 1998.

 OTHER TRANSACTIONS

 General

  Imperial Credit Advisors, Inc. ("ICAI"), a wholly-owned subsidiary of the Company, oversaw the day-to-day operations of IMH, subject to the supervision of IMH's Board of Directors, pursuant to a management agreement (the "Management Agreement") effective as of November 20, 1995, for an initial term that expired on January 31, 1997. ICAI and IMH concluded a five-year extension to the Management Agreement whereby amounts payable thereunder would be subordinated to a specified rate of return payable to IMH stockholders.

  ICAI was entitled to receive a per annum base management fee payable monthly in arrears of an amount equal to 75% of (i) 3/8 of 1% of gross mortgage assets of IMH composed of other than agency certificates, conforming mortgage loans or mortgage-backed securities secured by or representing interests in conforming mortgage loans, plus (ii) 1/8 of 1% of the remainder of gross mortgage assets of IMH plus (iii) 1/5 of 1% of the average daily asset balance of the outstanding amounts under IWLG's warehouse lending facilities. The term "gross mortgage assets" means for any month the weighted average book value of IMH's Mortgage Assets (as defined in the Management Agreement), before reserves for depreciation or bad debts or other similar noncash reserves, computed at the end of such month. During the years ended December 31, 1997, 1996 and 1995, ICAI earned $3.0 million, $2.0 million and $37,888 in management fees, respectively.

  ICAI was entitled to receive as incentive compensation for each fiscal quarter, an amount equal to 75% of 25% of the net income of IMH, before deduction of such incentive compensation, in excess of the amount that would produce an annualized Return on Equity (as defined in the Management Agreement) equal to the ten-year United States Treasury rate plus 2%. Return on Equity is calculated for any quarter by dividing IMH's net income for the quarter by its average net worth for the quarter. For such calculations, the "net income" of IMH means the income of IMH determined in accordance with GAAP before ICAI's incentive compensation, the deduction for dividends paid and any net operating loss deductions arising from losses in prior periods. A deduction for all of IMH's interest expenses for borrowed money is also taken in calculating net income. "Average net worth" for any period means the arithmetic average of the sum of the gross proceeds from any offering of its equity securities by IMH, before deducting any underwriting discounts and commissions and other expenses and costs relating to such offering, plus IMH's retained earnings (without taking into account any losses incurred in prior periods) computed by taking the daily average of such values during such period. The definition Return on Equity is only for purposes of calculating the incentive compensation payable, and is not related to the actual distributions received by IMH's stockholders. The incentive payment to ICAI is calculated quarterly in arrears before any income distributions are made to stockholders for the corresponding period. During the years ended December 31, 1997, 1996 and 1995, ICAI earned $1.9 million, $1.3 million and $0, respectively, for ICAI's incentive payment. The remaining 25% of the base management fee and of the incentive compensation fee are payable to participants in IMH's executive bonus pool as determined by the chief executive officer of IMH.

  Pursuant to the Management Agreement, IMH also paid all operating expenses except those specifically required to be borne by ICAI under the Management Agreement. The operating expenses generally required to be borne by ICAI include the compensation and other employment costs of ICAI's officers in their capacities as such and the cost of office space and out-of-pocket costs, equipment and other personnel required for oversight of IMH's operations. The expenses that are paid by IMH include issuance and transaction costs incident to the acquisition, disposition and financing of investments, regular legal and auditing fees and expenses of IMH, the fees and expenses of IMH's directors, premiums for directors' and officers' liability insurance, premiums for fidelity and errors and omissions insurance, servicing and subservicing expenses, the costs of printing and mailing proxies and reports to stockholders, and the fees and expenses of IMH's custodian and transfer agent, if any. In addition, ICAI provides various administrative services to IMH such as human resource and management information services. ICAI has subcontracted with ICII and certain of its affiliates to provide certain of such administrative services required under the Management Agreement. Reimbursements of expenses incurred by ICAI which are the responsibility of IMH are made monthly. During the years ended December 31, 1997, 1996 and 1995, there were no monies paid to ICAI as reimbursement of expenses.

  In December 1997, IMH, ICAI and the Company negotiated a termination of the management agreement (the "Termination Agreement"). The consideration received by the Company pursuant to the Termination Agreement was comprised of 2,009,310 shares of IMH common stock and certain securitization-related assets. Additionally, the Company agreed to cancel its note receivable from ICIFC, the origination unit of IMH, in the amount of $29.1 million. The IMH common stock and the securitization related assets were recorded by the Company at their estimated fair values of approximately $35.0 million and $13.1 million, respectively, for a total of $48.1 million. This amount, when netted with the $29.1 million cancellation of the ICIFC note receivable resulted in the gain on termination of the management agreement of approximately $19.0 million.

 IMH Registration Rights Agreement

  Pursuant to the IMH Registration Rights Agreement IMH has agreed to file one or more registration statements under the Securities Act in the future for shares of IMH held by ICAI pursuant to the Termination Agreement, subject to certain conditions set forth therein. Pursuant to the IMH Registration Rights Agreement, IMH will use its reasonable efforts to cause such registration statements to be kept continuously effective for the public sale from time to time of the shares of IMH held by ICAI pursuant to the aforementioned termination agreement. ICAI has contributed the shares to ICII.

 Residual Interests owned by ICIFC

  Effective December 31, 1996, ICII sold $46.9 million of residual interests to ICIFC. In connection therewith, ICII lent ICIFC 100% of the purchase price. This loan bore interest at a rate of 12% per annum, and was secured by the residual interests. On March 31, 1997, ICIFC renegotiated the loan, paying it down by $9.5 million, setting a term of ten years and reducing the interest rate from 12% to 10%. ICII had agreed to compensate ICIFC for losses related to certain loans, to the extent that such loans did not perform, with the exact terms to be determined later. The residual interests were subsequently received by the Company in consideration of the Termination Agreement and the loan was forgiven. See "--Other Transactions--General."

 Bulk Mortgage Loan Purchases

  In December 1995, ICIFC entered into a number of agreements with the Company and SPB to purchase bulk mortgage loan packages. All mortgage loan purchase agreements were entered into under the following terms.

  On December 5, 1995 and December 13, 1995, ICIFC purchased from the Company bulk mortgage loan packages of 30-year fully amortized six-month adjustable LIBOR and one-year adjustable United States Treasury Bill rate loans and 30- and 15-year fixed rate second trust deed mortgages with servicing rights on all mortgage loans released to ICIFC. The principal balances of the mortgages at the time of purchase was $106.7 million and $66.2 million, respectively, with a premium paid of $2.1 million and $1.6 million, respectively.

  On December 29, 1995, ICIFC purchased from SPB two bulk mortgage loan packages of 30-year fully amortized six-month adjustable LIBOR and one-year adjustable United States Treasury Bill rate loans. The principal balances of the loans in the servicing released and servicing retained bulk package at the time of purchase was $300.0 million and $28.5 million with premiums paid of $3.4 million and $142,395, respectively.

 Purchase of Mortgage-Backed Securities

  On December 29, 1995, IMH purchased, from SPB, DLJ Mortgage Acceptance Corp. Pass-Through Certificates Series 1995-4, Class B-1 and Class B-2 issued August 29, 1995. These certificates consist primarily of a pool of certain conventional, 11th District Cost of Funds adjustable rate, one-to-four family, first lien mortgage loans, with terms to maturity of not more than 30 years. The mortgage loans underlying the certificates were originated or acquired by ICII. All of the mortgage loans are serviced by ICII in its capacity as master servicer. IMH purchased Class B-1 certificates having an initial certificate principal balance of $4.8 million and the Class B-2 certificates having an initial certificate principal balance of $2.2 million for a price of 78.54 or $4.8 million and for a price of 70.01 or $2.3 million, respectively, equating to a discount of $1.0 million and $0.7 million, respectively. The Class B-1 certificates are single "B" rated mortgage securities and the Class B-2 are double "BB" rated mortgage securities. There was no gain or loss recorded by either party as a result of this transaction.

 Purchase of Subordinated Lease Receivables

  On December 29, 1995, IMH purchased a subordinated interest in a lease receivable securitization from Imperial Business Credit, Inc. ("IBC"), a wholly owned subsidiary of the Company. The lease receivables underlying the security were originated by IBC. IMH purchased the subordinated lease receivable based on the present value of estimated cash flows using a discount rate of 12% which resulted in a purchase price of $8.4 million. As a result of the purchase, IBC recorded a gain of $1.6 million.

  The purchase price was based upon a market discount rate as confirmed by an independent third party. In March 1996, IBC repurchased the subordinated interest from IMH, and as of December 31, 1997, holds the subordinated interest as an investment vehicle.

 Transfer of ICIFC Stock

  To conclude the deconsolidation of ICIFC, in the first quarter of 1997 ICII, as sole common shareholder, contributed the common shares of ICIFC to four individuals in approximately equal number of shares, with an approximate value of $25,000 each. ICII no longer has any equity interest in ICIFC.

RELATIONSHIPS WITH FMAC

  On November 24, 1997, FMAC completed an initial public offering of 10,000,000 shares of common stock. On December 3, 1997, FMAC and the selling stockholders completed the sale of 1,500,000 shares pursuant to the underwriters' over-allotment option. Of the aggregate offering of 11,500,000 shares, 6,828,125 shares were sold by FMAC, 3,568,175 shares were sold by the Company and 1,103,700 shares were sold by FLRT, Inc., respectively. As a result of these sales pursuant to the initial public offering, the Company's and FLRT, Inc.'s percentage ownership of FMAC was reduced to approximately 38.4% and 21.6%, respectively.

  FMAC and ICII have entered into agreements for the purpose of defining their ongoing relationships. The agreements have been developed in the context of a parent/subsidiary relationship and therefore are not the result of arm's-length negotiations between independent parties. It is the intention of FMAC and ICII that such agreements and the transactions provided for therein, taken as a whole, are fair to both parties, while continuing certain mutually beneficial arrangements. However, there can be no assurance that each of such agreements, or the transactions provided for therein, have been effected on terms at least as favorable to FMAC as could have been obtained from unaffiliated parties.

  Additional or modified arrangements and transactions may be entered into by FMAC, ICII, and their respective subsidiaries, after completion of the proposed initial public offering. Any such future arrangements and transactions will be determined through negotiation between FMAC and ICII, and it is possible that conflicts of interest will be involved. All transactions by and between FMAC and ICII must be approved by a majority of the disinterested directors of FMAC.

  The following is a summary of certain arrangements and transactions between FMAC and ICII.

 FMAC SERVICES AGREEMENT

  FMAC and ICII have entered into a services agreement effective as of November 18, 1997 (the "FMAC Services Agreement") under which ICII will continue to provide human resource administration and certain accounting functions to FMAC.

  ICII will charge fees for each of the services which it will provide under the FMAC Services Agreement based upon usage. The FMAC Services Agreement will have an initial term that ends one year from the date of the proposed initial public offering and is renewable annually thereafter. FMAC may terminate the FMAC Services Agreement, in whole or in part, upon one month's written notice. As part of the services to be provided under the FMAC Services Agreement, ICII will provide FMAC with insurance coverage and self insurance programs, including health insurance. The charge to FMAC for coverage will be based upon a pro rata portion of the costs to ICII to the various policies. Management believes that the terms of the FMAC Services Agreement are as favorable to FMAC as could be obtained from independent third parties.

 FMAC TAX AGREEMENT

  Pursuant to the Reorganization, FMAC's status as a limited liability company was automatically terminated. Pursuant to the FMAC tax agreement (the "FMAC Tax Agreement"), FMAC has agreed to indemnify each of ICII and FLRT, Inc. for any federal or state income taxes, including penalties and interest thereon, imposed by any taxing authority with respect, to, for, or fairly attributable to the operations of FMAC for the period from July 1, 1995 through November 24, 1997. Notwithstanding the foregoing, each of ICII and FLRT, Inc. has agreed to indemnify FMAC for all taxes, including penalties and interest thereon, resulting from any determination made by a taxing authority that FMAC should be determined for tax purposes to be an association taxable as a corporation and only to the extent that such taxes pertain to the income of FMAC as originally reported on its income tax return for the period in question and solely to the extent of any limited liability company distributions made by FMAC to ICII and FLRT, Inc.

 ICII REGISTRATION RIGHTS AGREEMENT

  FMAC has entered into a registration rights agreement (the "ICII Registration Rights Agreement") pursuant to which FMAC has agreed to file one or more registration statements under the Securities Act in the future for shares of FMAC held by ICII, subject to certain conditions set forth therein. Pursuant to the ICII Registration Rights Agreement, FMAC will use its reasonable efforts to cause such registration statements to be kept continuously effective for the public sale from time to time of the shares of FMAC held by ICII. Also, under the ICII Registration Rights Agreement, FLRT, Inc. may piggyback its shares onto any registration statement concerning shares of the FMAC's common stock held by ICII; provided however than for a period of three years following the date of the proposed initial public offering, FLRT, Inc. is limited in the amount of shares of FMAC's common stock it can sell to that amount authorized pursuant to Rule 144. Thereafter, FLRT, Inc. has registration rights similar to those granted to ICII under the ICII Registration Rights Agreement without any volume limitations.

 TRANSACTIONS INVOLVING SPB

  In July 1995, FMAC sold approximately $3.8 million of servicing rights to SPB, resulting in a gain of $31,000. At December 31, 1997, 1996 and 1995, there was approximately $0, $183 million and $262 million, respectively, of loans outstanding underlying this subservicing arrangement. FMAC received approximately 13 basis points for providing such services. ICII purchased the servicing rights from SPB in December 1997. FMAC then purchased the servicing rights from ICII for $2.2 million.

  FMAC purchased $15.5 million in franchise loans at par value from SPB on June 26, 1997. These franchise loans were purchased at par value by SPB from FMAC in 1996 and 1997. FMAC purchased $45.1 million in franchise loans at par value from SPB on December 24, 1997. These franchise loans were purchased at par value by SPB from FMAC in 1996 and 1997. On December 30, 1997, FMAC sold $1.8 million of participation loans at par value to SPB.

  FMAC also has a master purchase and sale agreement with SPB to originate loans for SPB under mutual agreement, and subject to SPB underwriting each such loan prior to sale of such loans. Under this agreement, FMAC also has the ability to repurchase loans, under mutual agreement with SPB. There is no specified commitment by either party, and each individual sale is negotiated separately as to pricing. This agreement has no expiration date. At December 31, 1997, loans originated for SPB (and not repurchased), totaled approximately $104 million. FMAC does not expect to originate a significant volume of loans for SPB under this arrangement in the future.

 BORROWINGS AND GUARANTEES

  At December 31, 1997 and 1996, FMAC had borrowings from ICII outstanding of $0 and $17.7 million, respectively. FMAC paid interest at 12% on the outstanding balances.

  FMAC, among other subsidiaries of ICII, jointly and severally and fully and unconditionally guaranteed the 9.875% Senior Notes and the ROPES securities. Such guarantees terminated upon the deconsolidation of FMAC in the financial statements of ICII.

  In consideration of ICII's guarantee of FMAC's warehouse lines of credit and repurchase facilities, FMAC pays to ICII monthly a fee equal to 15 basis points on FMAC's committed warehouse lines covered by such guarantee. For the years ended December 31, 1997, 1996 and 1995, the amount of such guarantee fees was $617,000, $0 and $0, respectively. ICII will not guarantee any of FMAC's future warehouse lines of credit and repurchase facilities.

  ICII guaranteed FMAC's lease obligations for its executive and administrative offices located in Los Angeles, California and Greenwich, Connecticut. The parties to the leases are currently negotiating a release of such guarantees. ICII will not guarantee any of FMAC's future leases.

  ICII and FLRT, Inc. have agreed to indemnify FMAC against any and all liability that FMAC and its stockholders (other than ICII and FLRT, Inc.) may incur as a result of the lawsuit of DeWald et al. vs. Knyal, et al.

 ICII OPTIONS GRANTED TO EXECUTIVE OFFICERS AND KEY EMPLOYEES OF FMAC

  In April 1996, ICII granted incentive stock options to purchase 25,000 shares of ICII common stock to each of Messrs. Shaughnessy and Rinaldi and incentive stock options to purchase 10,000 shares of ICII common stock to Mr. Farren.

  In December 1995 and July 1996, ICII granted Raedelle A. Walker incentive stock options to purchase an aggregate of 30,000 shares of ICII common stock. The exercise price of all such options was the fair market value of ICII common stock at the time of the grants.

 OTHER ARRANGEMENTS AND TRANSACTIONS WITH FMAC

  In the ordinary course of business, FMAC has conducted transactions with certain of its officers and directors and with affiliated companies and entities. All such transactions are conducted at "arm's length" in accordance with FMAC's policies.

RELATIONSHIPS WITH ICCMIC

 ICCMIC Management Agreement

  On the closing date of ICCMIC's initial public offering, ICCMIC entered into a management agreement (the "ICCMIC Management Agreement") with Imperial Credit Commercial Asset Management Corporation ("ICCAMC"), a wholly-owned subsidiary of ICII, for an initial term expiring on the second anniversary of the closing date of ICCMIC's initial public offering. Thereafter, successive extensions, each for a period not to exceed two years, may be made by agreement between ICCMIC and ICCAMC, subject to the affirmative vote of a majority of ICCMIC's independent directors.

  ICCMIC may terminate, or decline to renew the term of, the ICCMIC Management Agreement without cause at any time after the first two years upon 60 days written notice by a majority vote of the independent directors; provided that a termination fee will be due. In addition, ICCMIC has the right to terminate the ICCMIC Management Agreement upon the occurrence of certain specified events, including a material breach by ICCAMC of any provision contained in the ICCMIC Management Agreement that remains uncured at the end of the applicable cure period, without the payment of any termination fee.

  Pursuant to the provisions of the ICCMIC Management Agreement, ICCAMC is at all times subject to the supervision of ICCMIC's board of directors and has only such functions and authority as ICCMIC delegates to it. ICCAMC advises the board of directors as to the activities and operations of ICCMIC. ICCAMC is responsible for the day-to-day operations of ICCMIC pursuant to the authority granted to it by ICCMIC's board of directors under the ICCMIC Management Agreement, and ICCAMC performs (or causes to be performed) such services and activities relating to the assets and operations of ICCMIC as may be directed by ICCMIC's board of directors or as ICCAMC otherwise considers appropriate, including: (i) serving as ICCMIC's consultant with respect to the formulation of investment criteria and preparation of policy guidelines by the board of directors; (ii) advising and representing ICCMIC in connection with the acquisition and commitment to acquire assets, the sale and commitment to sell assets, and the maintenance and administration of its portfolio of assets; (iii) advising ICCMIC regarding, and arranging for, (a) the issuance of collateralized mortgage obligations ("CMOs") collateralized by ICCMIC's mortgage loans, (b) reverse repurchase agreements on ICCMIC's mortgage-backed securities ("MBS"), and (c) other borrowings, as appropriate; (iv) furnishing reports and statistical and economic research to ICCMIC regarding ICCMIC's activities and the services performed for ICCMIC by ICCAMC; (v) monitoring and providing to ICCMIC's board of directors on an ongoing basis price information and other data obtained from dealers that maintain markets in assets identified by the board of directors from time to time, and providing data and advice to the board of directors in connection with the identification of such dealers; (vi) providing executive and administrative personnel, office space and office services required in rendering services to ICCMIC; administering the day-to-day operations of ICCMIC; and performing and supervising the performance of such other administrative functions necessary in the management of ICCMIC, including the collection of revenues and the payment of ICCMIC's debts and obligations and maintenance of appropriate computer services to perform such administrative functions; (vii) communicating on behalf of ICCMIC with the holders of any equity or debt securities of ICCMIC as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders; (viii) to the extent not otherwise subject to an agreement executed by ICCMIC, designating a servicer for mortgage loans sold to ICCMIC and arranging for the monitoring and administering of such servicers; (ix) counseling ICCMIC in connection with policy decisions to be made by the board of directors; (x) engaging in hedging activities on behalf of ICCMIC which are consistent with ICCMIC's status as a real estate investment trust ("REIT") and with the guidelines; (xi) upon request by and in accordance with the directions of ICCMIC's board of directors, investing or reinvesting any money of ICCMIC; (xii) counseling ICCMIC regarding the maintenance of its exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining exemption from that Act; (xiii) counseling ICCMIC regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder; and (xiv) counseling ICCMIC as to compliance with all applicable laws, including those that would require ICCMIC to qualify to do business in particular jurisdictions.

  ICCAMC performs portfolio management services on behalf of ICCMIC pursuant to the ICCMIC Management Agreement with respect to ICCMIC's investments. Such services include, but are not limited to, consulting ICCMIC on purchase, sale and other opportunities, collection of information and submission of reports pertaining to ICCMIC's assets, interest rates, and general economic conditions, periodic review and evaluation of the performance of ICCMIC's portfolio of assets, acting as liaison between ICCMIC and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets, and other customary functions related to portfolio management. ICCAMC may enter into subcontracts with other parties, including ICII and its affiliates, to provide any such services to ICCMIC.

  ICCAMC performs monitoring services on behalf of ICCMIC pursuant to the ICCMIC Management Agreement with respect to loan servicing activities provided by third parties and with respect to ICCMIC's portfolio of special servicing rights. Such monitoring services include, but are not limited to, the following activities: negotiating special servicing agreements; acting as a liaison between the servicers of ICCMIC's mortgage loans and ICCMIC; review of servicers' delinquency, foreclosures and other reports on ICCMIC's mortgage loans; supervising claims filed under any mortgage insurance policies; and enforcing the obligation of any servicer to repurchase mortgage loans. ICCAMC may enter into subcontracts with other parties, including its affiliates, to provide any such services for ICCAMC.

  ICCAMC will receive a base management fee calculated as a percentage of the Average Invested Assets of ICCMIC for each calendar quarter and equal to 1% per annum of the first $1 billion of such Average Invested Assets, .75% of the next $250 million of such Average Invested Assets, and .50% of Average Invested Assets above $1.25 billion. The term "Average Invested Assets" for any period means the average of the aggregate book value of the assets of ICCMIC, including the assets of all of its direct and indirect subsidiaries, before reserves for depreciation or bad debts or other similar noncash reserves, computed by taking the daily average of such values during such period. ICCAMC will not receive any management fee for the period prior to the sale of the shares in ICCMIC's initial public offering. The base management fee is intended to compensate ICCAMC for its costs in providing management services to ICCMIC. The board of directors of ICCMIC may adjust the base management fee in the future if necessary to align the fee more closely with the costs of such services.

  ICCAMC shall be entitled to receive incentive compensation for each fiscal quarter in an amount equal to the product of (A) 25% of the dollar amount by which (1)(a) Funds from Operations of ICCMIC (before the incentive fee) per share of common stock (based on the weighted average number of shares outstanding) plus (b) gains (or minus losses) from debt restructuring and sales of property per share of common stock (based on the weighted average number of shares outstanding), exceed (2) an amount equal to (a) the weighted average of the price per share at the initial offering and the prices per share at any secondary offerings by ICCMIC multiplied by (b) the Ten-Year U.S. Treasury Rate plus four percent per annum multiplied by (B) the weighted average number of shares of common stock outstanding during such quarter. "Funds from Operations" as defined by the National Association of Real Estate Investment Trusts ("NAREIT") means net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.

  Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of ICCMIC's performance or to cash flows as a measure of liquidity or ability to make distributions. As used in calculating ICCAMC's compensation, the term "Ten-Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by ICCMIC.

  If ICCMIC determines in good faith that the Ten-Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than 12 years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by ICCMIC.

  ICCAMC will be reimbursed for (or charge ICCMIC directly for) ICCAMC's costs and expenses in employing third-parties to perform due diligence tasks on assets purchased or considered for purchase by ICCMIC.

  The above referenced management fees are payable in arrears. ICCAMC's base and incentive fees and reimbursable costs and expenses shall be calculated by ICCAMC within 45 days after the end of each quarter, and such calculation shall be promptly delivered to ICCMIC. ICCMIC is obligated to pay such fees, costs and expenses within 60 days after the end of each fiscal quarter.

 RIGHT OF FIRST OFFER

  Pursuant to the ICCMIC Management Agreement, ICCAMC will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of ICCMIC's board of directors in following or declining to follow its advice or recommendations. ICCAMC, its directors and its officers will not be liable to ICCMIC, any subsidiary of ICCMIC, the independent directors, ICCMIC's stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the ICCMIC Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the ICCMIC Management Agreement. ICCMIC has agreed to indemnify ICCAMC, its directors and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of ICCAMC not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties, performed in good faith in accordance with and pursuant to the ICCMIC Management Agreement.

  The ICCMIC Management Agreement does not limit or restrict the right of ICCAMC or any of its officers, directors, employees or affiliates to engage in any business or to render services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, assets that meet ICCMIC's policies and criteria, except that ICCAMC may not manage or advise another REIT or other entity that invests or intends to invest primarily in commercial and multifamily mortgage loans or subordinated commercial or multifamily MBS interests. Moreover, the directors and certain of the executive officers of ICCAMC executed non-compete agreements that preclude them from leaving ICCAMC and, under certain circumstances, forming or joining another REIT that invests or intends to invest primarily in commercial and multifamily mortgage loans or subordinated CMBS interests.

  ICII and its affiliates, including SPB, expect to continue to originate mortgage loans and MBS interests. SPB has entered into an agreement granting ICCMIC, as long as the ICCMIC Management Agreement is in effect, a right of first offer to purchase, in addition to the initial investments made by ICCMIC, not less than $150 million annually of multifamily and commercial mortgage loans typical of those originated by SPB. Although not contractually committed to do so, ICCMIC intends to purchase mortgage loans offered to it pursuant to the foregoing right of first offer, subject to compliance with the guidelines and underwriting criteria as established and modified from time to time by ICCMIC's independent directors.

  ICCMIC expects to maintain a relationship with ICII and SPB in which ICCMIC will be a ready, willing and able purchaser of MBS interests that may be sold from time to time by SPB. Although no binding commitment will exist on the part of ICII, SPB or ICCMIC regarding the sale and purchase of MBS interests, ICCMIC expects to be able to purchase MBS interests from SPB at prices and on terms meeting ICCMIC's investment criteria.

  ICCMIC expects that ICII and SPB will offer to sell assets to ICCMIC on terms and at prices that, in the aggregate, will be fair to both parties, subject to compliance with the guidelines. In deciding whether to acquire any such asset, ICCAMC may consider, among other factors, whether acquisition of the asset will enhance ICCMIC's ability to achieve or exceed ICCMIC's risk adjusted target rate of return established for that period by ICCMIC's board of directors, whether the asset otherwise is well-suited for ICCMIC and whether ICCMIC is financially able to take advantage of the investment opportunity. If an asset that otherwise meets all of ICCMIC's criteria for asset acquisition is being offered to ICCMIC at a price that is greater, or on terms that are less favorable, than would be required by third parties for similar assets in bona fide arms' length transactions, ICCAMC would be expected to recommend that ICCMIC decline to acquire that asset at the quoted price and terms, notwithstanding the relationship among ICCMIC, ICII and SPB.

 OTHER TRANSACTIONS

  From time to time, SPB may act as the servicer for ICCMIC's loans. SPB will receive fees for such services pursuant to applicable pooling and servicing agreements.

  ICCMIC, on the one hand, and ICII and its affiliates, on the other, will enter into a number of relationships other than those governed by the ICCMIC Management Agreement, some of which may give rise to conflicts of interest. Moreover, three of the members of the board of directors of ICCMIC and all of its officers are also employed by ICCAMC or its affiliates.

  The relationships between ICCMIC, on the one hand, and ICII and its affiliates, on the other, are governed by policy guidelines approved by a majority of ICCMIC's independent directors. The guidelines establish certain parameters for the operations of ICCMIC, including quantitative and qualitative limitations on ICCMIC's assets that may be acquired. The guidelines are to assist and instruct ICCAMC and to establish restrictions applicable to transactions with ICII and its affiliates. A majority of the independent directors approved the acquisition of the initial investments by ICCMIC from ICII and SPB. However, subsequent to the acquisition of the initial investments, ICCAMC may enter into transactions on behalf of ICCMIC with ICII and its affiliates based upon the guidelines approved by the independent directors. Such transactions will be reviewed on a quarterly basis to insure compliance with the guidelines.

 MORTGAGE LOAN AND OTHER ASSET PURCHASES

  On October 31, 1997, ICCMIC purchased multifamily/commercial mortgage loans and interests in certain multifamily and commercial mortgage backed securities from SPB and from the Company, for an aggregate purchase price of approximately $163 million plus interest.

  In December 1997, ICCMIC purchased a pool of multifamily and commercial mortgage loans from SPB for approximately $97 million plus interest.

  ICCMIC may acquire additional assets from ICII and its affiliates in the future. Any such acquisitions will be in accordance with the guidelines approved by a majority of ICCMIC's independent directors. The terms of a particular transaction, however, will not be approved in advance by ICCMIC's independent directors in all cases. The independent directors will review any such transactions quarterly to insure compliance with the guidelines, but in doing so they, by necessity, will rely primarily on information and analysis provided to them by ICCAMC.

 EQUITY INVESTMENT

  On October 20, 1997, the Company completed the initial public offering of ICCMIC. The initial public offering of 34,500,000 shares of common stock was priced at $15.00 per share, representing total net proceeds from the offering of approximately $481.2 million. All of the shares were offered by ICCMIC. In October 1997, the Company purchased 2,970,000 shares of ICCMIC common stock for $41.4 million. In December 1997, the Company purchased an additional 100,000 shares of ICCMIC common stock for $1.5 million.

  As of December 31, 1997, the Company owns 8.9% of the outstanding common stock of ICCMIC. ICCMIC will be managed by ICCAMC, a wholly owned subsidiary of the Company. ICCMIC intends to invest primarily in performing multifamily and commercial loans and in mortgage backed securities. ICCAMC also has received stock options pursuant to the ICCMIC Option Plan. ICII will retain its shares of ICCMIC for at least two years after ICCMIC's initial public offering of shares of common stock, but may dispose of its shares any time thereafter. Notwithstanding the foregoing, if ICCMIC terminates the ICCMIC Management Agreement, ICII may dispose of its shares at that time.

  The market in which ICCMIC expects to acquire assets is characterized by rapid evolution of products and services and, thus, there may in the future be relationships between ICCMIC, ICCAMC, and affiliates of ICCAMC in addition to those described herein.

OTHER MATTERS

  In October 1997, the Company loaned H. Wayne Snavely and Kevin E. Villani $1,999,998 and $999,992, respectively, for the purposes of assisting each of them to purchase ICCMIC common stock. The loans are each evidenced by a promissory note maturing June 14, 2002, secured by a deed of trust and stock of ICCMIC held by such individuals. The note bears interest at an annual rate of 10.4% and is payable in semi-annual installments commencing June 15, 1998. At February 28, 1998, the remaining balances are $1.1 million and $610,000, for Wayne Snavely and Kevin E. Villani, respectively.

                               LEGAL PROCEEDINGS

  The Company and a Director, among others, are defendants in Judy L. Resnick
v. Imperial Credit Industries, Inc., et al originally filed on January 14, 1998, in Los Angeles Superior Court, which was recently ordered removed to arbitration. The complaint alleges conspiracies by the defendants to defraud, interfere with advantageous business relationships, defame, and breach of fiduciary duty as well as actual fraud, defamation, and breach of the implied covenant of good faith and fair dealing arising out of the acquisition by Company's subsidiary, Imperial Capital Group, acquisition of substantially all of the assets of Debney/Resnick/Imperial. The plaintiff is seeking actual, consequential, incidental, general and punitive damages in a sum of not less than $25 million.

                                PROPOSAL NO. 2

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors of the Company has selected and appointed KPMG Peat Marwick LLP to act as the Company's independent accountants for the year ending December 31, 1998. In recognition of the important role of the independent accountants, the Board of Directors has determined that its selection of such accountants should be submitted to the shareholders for review and ratification on an annual basis.

  KPMG Peat Marwick LLP has examined the financial statements of the Company since 1991. Management is satisfied with their performance to date.

  The affirmative vote of a majority of the shares voting on this proposal is required for its adoption. In view of the difficulty and the expense involved in changing independent accountants on short notice, if the proposal is not approved, it is contemplated that the appointment for 1998 may be permitted to stand, unless the Board of Directors finds other compelling reasons for making a change. Disapproval of this Proposal will be considered as advice to the Board of Directors to select other independent accountants for the following year. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

                                PROPOSAL NO. 3

              SUMMARY OF EXECUTIVE PERFORMANCE COMPENSATION PLAN

  The Executive Compensation Plan (the "Compensation Plan") establishes certain performance criteria for allocating the bonus compensation available for those executive officers who, on the last day of the Company's taxable year, consist of the chief executive officer and the four other most highly compensated executive officers of the Company or its subsidiaries named in the Summary Compensation Table in the Company's proxy statement from time to time (the "Covered Employees"). The Compensation Plan sets forth performance-based criteria based on the Return on Equity and Earnings per Share of the Company and its subsidiaries, as well as Asset Management Net Income and the establishment of collateralized loan and bond obligation funds ("CLOs" and "CBOs"), REITs and other comparable entities, as defined in the Compensation Plan, for executive officers who have responsibility for the Company's overall performance.

  The Compensation Plan is intended to address certain limitations on the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended by the Omnibus Budget Reconciliation Act of 1993 (the "Revenue Act"). The Revenue Act limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to Covered Employees.

  It is understood that it is not required that the performance-based compensation of all Covered Employees be governed solely by the Plan. While a Covered Employee is eligible for participation under the Plan, it is not mandatory that such person's performance-based compensation be subject to or governed by the Plan. In fact, it is intended that compensation of Covered Employees other than Messrs. Snavely and Villani may not be made subject to the Plan. Rather, it is intended that the Plan afford the Company the flexibility to have any participating person's performance-based compensation fall within the parameters of deductibility under Section 162(m) of the Code.

The maximum amount of bonus payments for all Covered Employees in any given Bonus Year is $4.5 million (the "Bonus Pool"). The Bonus Pool is subdivided into Bonus Pool A $1.5 million, Bonus Pool B $1.5 million, Bonus Pool C $750,000 and Bonus Pool D $750,000. Covered Employees are eligible to receive up to a maximum bonus comprised of the following percentages of the referenced Bonus Pool for the Company's attainment of each of the following performance goals:

  (a) Return on Equity:

    (1) No percentage of Bonus Pool A if Return on Equity for a Bonus Year is less than 12.5%;

    (2) 20% of Bonus Pool A if Return on Equity for a Bonus Year is between 12.5% and 14.9%;

    (3) 40% of Bonus Pool A if Return on Equity for a Bonus Year is between 15% and 19.9%;

    (4) 50% of Bonus Pool A if Return on Equity for a Bonus Year is between 20% and 24.9%;

    (5)  65% of Bonus Pool A if Return on Equity for a Bonus Year is above
         25%.

  (b) Net Income Per Share:

    (1) No percentage of Bonus Pool B if Net Income Per Share for a Bonus Year is less than $1.32;

    (2) 40% of Bonus Pool B if Net Income Per Share for a Bonus Year is between $1.32 to $1.82;

    (3) 50% of Bonus Pool B if Net Income Per Share for a Bonus Year is between $1.83 to $1.90;

    (4) 60% of Bonus Pool B if Net Income Per Share for a Bonus Year is $1.90 or more.

  (c) Asset Management Net Income

    (1) No percentage of Bonus Pool C if the Initial Net Income is less than $8 million and for the Subsequent Bonus Year if the Asset Management Net Income for a Subsequent Bonus Year does not exceed that of the prior Bonus Year by zero percent (0%);

    (2) 25% of Bonus Pool C if the Initial Net Income is between $8 million and $10 million and for the Subsequent Bonus Year if the Asset Management Net Income for a Subsequent Bonus Year exceeds that of the prior Bonus Year by ten percent (10%);

    (3) 35% of Bonus Pool C if the Initial Net Income is between $10 million and $12.6 million and for the Subsequent Bonus Year if the Asset Management Net Income for a Subsequent Bonus Year exceeds that of the prior Bonus Year by twenty percent (20%);

    (4) 50% of Bonus Pool C if the Initial Net Income is between $12.6 million and $14 million and for the Subsequent Bonus Year if the Asset Management Net Income for a Subsequent Bonus Year exceeds that of the prior Bonus Year by twenty-five percent (25%).

    (5) 60% of Bonus Pool C if the Initial Net Income is $14 million or more and for the Subsequent Bonus Year if the Asset Management Net Income for a Subsequent Bonus Year exceeds that of the prior Bonus Year by thirty percent (30%).

  (d) Establishment of CLOs, CBOs and REITs:

    (1) No percentage of Bonus Pool D if less than $250 million in assets are under management in one CLO/CBO and one REIT, or comparable entities are not established;

    (2) 25% of Bonus Pool D if between $250 million and $349 million in assets are under management in one CLO/CBO and one REIT, or comparable entities established per Bonus Year;

    (3) 50% of Bonus Pool D if between $350 million and $500 million in assets are under management in one CLO/CBO and one REIT, or comparable entities established per Bonus Year;

    (4) 65% of Bonus Pool D if over $500 million in assets are under management in one CLO/CBO and one REIT, or comparable entities established per Bonus Year;

  The Compensation Committee has the authority to set the amount of the bonus of any Covered Employee up to the maximum amounts set forth in the Compensation Plan. The Compensation Committee has full and exclusive authority, power and discretion to construe and interpret the Compensation Plan (subject to the advice of the Company's General Counsel with respect to any question of law), and generally to determine any and all questions arising under the Compensation Plan.

FEDERAL INCOME TAX CONSEQUENCES

  Covered Employees will generally recognize ordinary income in the amount of cash compensation received by them under their respective Employment Agreements at the time of payment. The Company will be entitled to a deduction equal to the amount of ordinary income recognized. The options contemplated by the 1996 Stock Option Plan are incentive stock options ("ISOs"). The general tax effects of incentive stock options are that the Company is generally not entitled to a deduction nor does the participant generally recognize income at the time of exercise of the ISOs.

  Notwithstanding the general deductibility of cash and option-related compensation to be paid to the Covered Employees, Section 162(m) of the Internal Revenue Code renders non-deductible to the Company certain compensation in excess of $1 million paid in any year to executive officers unless the excess compensation is "performanced-based" or is otherwise exempt from Section 162(m). The Company believes that the annual incentive bonus and options to be granted to Covered Employees pursuant to the Compensation Plan will qualify for the "performanced-based" exception to Section 162(m) following shareholder approval. However, no assurance can be given as to the deductibility of any other compensation paid under executive employment agreements to the extent that such compensation would, together with other non-exempt compensation paid to any Covered Employee, exceed $1 million in any year.

EFFECT OF SHAREHOLDER VOTE

  If the Compensation Plan is not approved by shareholders at the Annual Meeting of Shareholders, the Compensation Committee of the Board of Directors would determine whether any modifications to Mr. Snavely's performance-based compensation target cash bonuses and stock option awards for 1998 should be established in view of the non-deductibility of cash payments to Mr. Snavely in excess of $1 million. While the Compensation Committee will consider the tax impact of any compensation arrangement, that impact will be evaluated in light of the Board of Directors' overall compensation philosophy. The Compensation Committee may determine that, under certain circumstances, it would be appropriate to award compensation that is not fully deductible if such award is consistent with compensation philosophy and is considered by the Compensation Committee to be in the best interest of the Company and its shareholders.

RECOMMENDATION OF BOARD OF DIRECTORS

  On April 29, 1998, following the approval of the Compensation Plan by the Compensation Committee and recommendation by the Compensation Committee that the Board of Directors also approve the agreement, the Board (with Messrs. Snavely, Villani and Shugerman abstaining from voting) approved the Compensation Plan, including the performance-based provisions thereof. In approving the performance-based provisions of the Compensation Plan, the Compensation Committee and the Board took into account, among other things, the executive officers' substantial contributions to the Company to date, the performance of the Company under their leadership, their considerable business experience and the desirability of obtaining their commitment to carry out the long-term future direction of the Company. For all the foregoing reasons, the Board of Directors recommends its shareholders vote "for" approval of the Compensation Plan.

                            SHAREHOLDERS' PROPOSALS

  Shareholders' proposals intended to be presented at the Company's next Annual Meeting of Shareholders to be held in 1999 must be received at the Company's principal executive offices no later than February 26, 1999, in order to be considered for inclusion in the proxy statement and form of proxy relating to that Meeting.

                                OTHER BUSINESS

  The Board of Directors knows of no other matter to be acted upon at the Meeting. However, if any other matter shall properly come before the Meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have discretionary authority to vote all proxies in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ Irwin L. Gubman

                                          Irwin L. Gubman, Secretary
Dated: June 1, 1998
Torrance, California

                        IMPERIAL CREDIT INDUSTRIES, INC.
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON JUNE 24, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints H. Wayne Snavely, Kevin E. Villani and Irwin
L. Gubman, or any of them, each with full power of substitution, as proxies of the undersigned to vote all of the undersigned's shares of Imperial Credit Industries, Inc. common stock at the Annual Meeting of Shareholders of Imperial Credit Industries, Inc., at the Marriott Hotel, located at 3635 Fashion Way, Torrance, California 90503, on June 24, 1998, at 10:00 a.m. Pacific Time.

  1. Election of Directors:[_] FOR all nominees listed below[_] WITHHOLD
     AUTHORITY

     H. Wayne Snavely . Kevin E. Villani . Stephen J. Shugerman . G. Louis
                 Graziadio, III . James Clayburn La Force, Jr.
         Perry A. Lerner . Robert S. Muehlenbeck . Joseph R. Tomkinson

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,WRITE
             THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.
      -----------------------------------------------------------------------

  2. To ratify the appointment of KPMG Peat Marwick LLP as independent accountants for the year ending December 31, 1998.

    The Board of Directors recommends a vote FOR:

                        FOR [_] AGAINST [_] ABSTAIN [_]

  3. To approve the Executive Performance Compensation Plan.

    The Board of Directors recommends a vote FOR.

                        FOR [_] AGAINST [_] ABSTAIN [_]

  4. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment or postponement thereof.

  THIS PROXY WILL BE VOTED AS SPECIFIED, OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE EIGHT NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3 AND 4. (Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                                                  Dated:_________________, 1998

                                                  -----------------------------
                                                            Signature

                                                  -----------------------------
                                                   Signature, if held jointly

    SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.